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                                                                   EXHIBIT 10.13

                                                         Effective July 21, 1995

                                 AMENDMENT NO.1
                          TO THE DURIRON COMPANY, INC.
                            LONG-TERM INCENTIVE PLAN
                         (AS RESTATED NOVEMBER 1, 1993)

SECTION X(B) SHALL BE AMENDED AND RESTATED IN ITS ENTIRETY TO READ AS FOLLOWS:

         "B.      ELECTION TO DEFER

                  Each Participant may elect to defer distribution of an Award (cash or Shares, or both) in increments of not less than 10% of the Total Award or a portion thereof. The Participant's election to defer must be made on or before August 31 of the last year of the applicable Performance Cycle. This election may not be changed after such August 31 date. Attachment E is a copy of the election to defer, although the Committee may elect to honor any written election statement from a Participant which communicates substantially the same election intention. The Committee, in its absolute discretion, may elect to accept any such election where the Committee (or the Chief Administrative Officer on behalf of the Committee, except in cases involving the Chief Administrative Officer) determines in its absolute discretion that the Participant submitted a good faith and irrevocable election to defer any possible Award prior to the commencement of an applicable Cycle, including interpreting any such election made prior to such date as including a deferral of any Share Award, regardless of the content of any election form or notice."

         The remainder of this Plan shall remain unchanged and in full force and effect.